Exhibit 23(a)

Independent Auditors’ Consent

The Board of Directors
The Travelers Insurance Company:

We consent to the use of our reports incorporated by reference herein. Our reports refer to changes in the Company’s methods of accounting for goodwill and other intangible assets in 2002, and for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut
March 27, 2003